Exhibit 5.6

Louisiana Mississippi Texas Florida Alabama North Carolina London

January 14, 2016

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special counsel to Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (“ECSJV”), in connection with the filing of a registration statement by Eldorado Resorts, Inc., a Nevada limited liability company (“Issuer”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $375,000,000 aggregate principal amount of the Issuer’s 7% Senior Notes due 2023 (the “Exchange Notes”) and the related guarantees of the Exchange Notes, as evidenced by the notation on the Exchange Notes (the “Exchange Guarantee”) by ECSJV to be issued in exchange for an equal aggregate amount of Issuer’s 7% Senior Notes due 2023 (the “Existing Note”) and the related guarantees of the Existing Note issued July 23, 2015 pursuant to (i) the Indenture, dated as of July 23, 2015 and supplemented as of December 16, 2015 (the “Indenture”), by and among the Issuer, certain of the Issuer’s subsidiary guarantors party thereto, including ECSJV (collectively, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”) and (ii) the Registration Rights Agreement, dated as of July 23, 2015 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors, J.P. Morgan Securities LLC (“J.P. Morgan”) as representative of the several initial purchasers party thereto (the “Initial Purchasers”).  Capitalized terms used herein not otherwise defined shall have the meanings specified in the Registration Statement.

DOCUMENTS EXAMINED

In connection with our opinion we have examined, among other things, the form of Exchange Notes (also referred to herein as the “Transaction Document”) and executed copies of the following documents:

A.                                    the form of Registration Statement;

B.                                    the Indenture;

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C.                                    The Registration Rights Agreement;

D.                                    Unanimous Written Consent of the Managing Partner of ECSJV;

E.                                     Certified copies of the Partnership Agreement for ECSJV; and

F.                                      Manager’s Certificate of ECSJV; and

G.                                    Such other documents, matters, statutes, ordinances, published rules and regulations, published judicial and governmental decisions interpreting or applying the same, and other official interpretations as we deem applicable in connection with this opinion.

The documents listed in items B and C, together with the Transaction Document, are herein sometimes collectively referred to as the “New York Documents”.  This opinion with respect to the Transaction Document shall not be deemed to extend to other documents or agreements which are incorporated therein by reference, or which may be attached to the Transaction Document as exhibits or otherwise referenced therein or purported to be continued, consolidated or restated thereby.  We have assumed that the Transaction Document as executed is in the form of the latest distributed execution draft provided to us with all blanks, schedules and exhibits therein accurately completed and attached.  The Issuer and the Guarantors are herein sometimes collectively referred to as the “Transaction Parties” (and each as a “Transaction Party”).  The documents listed in items A through G, together with the Transaction Document, are herein sometimes collectively referred to as the “Documents”.

In basing the opinions set forth in this opinion on “our knowledge”, the words “our knowledge” signify that, in the course of our representation of ECSJV, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate.  Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.  Further, the words “our knowledge” as used in this opinion are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing ECSJV.

RELIANCE AND ASSUMPTIONS

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates, consents, corporate resolutions or other statements of public officials and of partnership and corporate officers and representatives and such other papers as we have deemed necessary for purposes of this opinion.  As to questions of fact material to the opinions hereinafter expressed, we have without independent investigation relied upon information from and certificates of corporate officers and public officials (including without limitation certificates of existence and good standing issued by the Louisiana Secretary of State) and upon the recitals and representations set forth in the Documents.

For the purposes of this opinion, we have assumed, without independent inquiry or investigation:

(a)                                 The genuineness of all signatures on the documents reviewed by us, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies thereof, and the authenticity of all documents submitted to us as original documents;

(b)                                 The due authorization, execution and delivery of the Documents by all parties thereto other than ECSJV, and that Transaction Document will be executed by Eldorado Shreveport #1, LLC, by its duly authorized officer, on behalf of ECSJV;

(c)                                  (i)                                     That each of the parties to the Documents other than ECSJV is duly organized, validly existing and in good standing under the laws of the respective jurisdiction governing its organization, (ii) that each of the parties to the Documents other than ECSJV has all corporate power and authority required to carry on its business as now conducted and to execute, deliver and perform the Documents, and, (iii) that the execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby does not violate the corporate or other charter documents or bylaws of, or any corporate or banking law pertinent to, or agreement or court order or judgment binding upon, each such party (other than ECSJV) thereto;

(d)                                 That any authorizations, approvals or other actions by, and notices to or filings with any court or any federal or other governmental authority necessary for the execution, delivery, effectiveness and performance of the Documents by the parties thereto (or the parties on whose behalf they are acting) have been obtained or made;

(e)                                  That the execution, delivery and performance of the Transaction Document by the parties thereto do not violate any laws or regulations of any governmental authority other than Louisiana or federal government;

(f)                                   That each of the applicable Transaction Parties has received consideration for the grant of the Exchange Guarantee;

(g)                                  That the New York Documents constitute the legal, valid and binding obligations of the parties thereto under the laws of the State of New York;

(h)                                 That any New York court and any federal court applying New York principles of choice of law in a properly presented case will uphold the choice of New York law to govern the New York Documents;

(i)                                     That the Trustee will enforce its rights and remedies in good faith and in a commercially reasonable manner;

(j)                                    That there are no documents or agreements between or among any of the Transaction Parties on the one part and any Lender or other signatories on the other part which alter the provisions of the Documents and which would have an effect on the opinions expressed in this opinion letter; and

(k)                                 That the Documents are enforceable against all parties thereto, other than ECSJV, in accordance with their terms.

We have not reviewed, and express no opinion as to, any instrument or agreement (other than the Transaction Document) referred to or incorporated by reference in the Documents.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Documents or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

We relied upon the opinions of McDonald, Carano & Wilson and Milbank Tweed Hadley & McCloy LLP dated of even date herewith with respect to the existence, good standing, due authority, execution of the partners of ECSJV and the other matters governed by the laws of the jurisdictions addressed by such opinions.

OPINIONS

Based upon the foregoing assumptions and subject to the other limitations, assumptions and qualifications set forth below, we are of the opinion that:

1.                                      ECSJV has been duly formed and is validly existing and in good standing under the laws of the State of Louisiana, has requisite general partnership power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Registration Statement.

2.                                      The Transaction Document has been duly authorized by ECSJV and when executed and delivered by ECSJV, will be a legally valid and binding obligation of ECSJV, enforceable against ECSJV in accordance with its terms.

3.                                      The execution and delivery by ECSJV of, and the performance by ECSJV of its agreements under, the Transaction Document do not violate applicable provisions of present statutory law or regulation of the State of Louisiana.

4.                                      The execution and delivery of the Transaction Document by ECSJV and the performance by ECSJV of its obligations thereunder will not result in any violation of the provisions of the articles of partnership or partnership agreement or similar governing documents of ECSJV.

EXCEPTIONS AND QUALIFICATIONS

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following additional assumptions, exceptions, qualifications and limitations:

A.                                    The opinions provided above are limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the rights of creditors generally, and by general principles of equity (whether enforcement is considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing which among other effects may limit the availability of certain remedies including (without limitation) the rights of self help, injunctive relief and specific performance, and by Gaming Laws.  In particular, we express no opinion as to the possible applicability of provisions of the bankruptcy, insolvency and similar laws of the United States and the State of Louisiana pertaining to fraudulent conveyances or of the admiralty laws of the United States pertaining to equitable subordination.  The opinions expressed above with respect to the Exchange Guarantee are limited to the extent the Exchange Guarantee was not made for fair consideration or have not furthered the business interests of ECSJV.

B.                                    (1) We express no opinion as to the validity, performance and enforceability of the following provisions in the Transaction Document: (i) appointments of any party as attorney in fact for another party, or grants of irrevocable proxies to vote stock or other entity ownership interests; (ii) prospective ratifications and confirmations of actions, consents to jurisdiction, venue and non-judicial service of process, provisions permitting acceleration of indebtedness without notice of acceleration, and waivers of set off, subrogation, notices, court hearings, legal delays, venue objections, improper service objections, jury trial, statutes of limitations or liberative prescription periods, or waivers of claims, damages, counterclaims or defenses not now known or not presently in existence, or global waivers of rights and remedies afforded by law; (iii) provisions which purport to establish evidentiary standards or the conclusiveness or reasonableness of determinations or actions; (iv) prohibitions of amendment or waiver of any of the provisions of the Transaction Document other than by agreements in writing, and provisions authorizing the delay or failure to exercise a right without waiving such right; (vi) provisions relating to the severability of agreements; (vii) provisions which release a party for or indemnify a party against its own intentional or gross fault or punitive damages, or matters involving violations of federal or state securities laws; (viii) provisions which purport to establish that funds or other property are or will be held by a party in trust for another party; (ix) authorizations of attorney’s fees or liquidated damages to the extent that a court determines that such fees or damages are not reasonable in amount; (x) fraudulent conveyance savings clauses.

(2)                                 We express no opinion as to the validity or enforceability of the New York Documents, and the opinions expressed above should not be construed as extending thereto.

C.                                    (1)                                 Except with respect to the opinions expressed above in Opinion paragraph 3, the opinions expressed above do not extend to, and we express no opinion as to, whether the Transaction Parties have made any filings or obtained or maintained any authorizations or permits required by or necessary for the operation of their respective businesses, and in particular whether or not the Transaction Parties are in compliance with any Gaming Laws, any environmental law or regulation, any Coast Guard regulation or any zoning, health or safety law or regulation.

(2)                                 Our opinions expressed above are based upon a review of those statutes and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

D.                                    (1)                                 You are aware that the Transaction Parties are subject to the Gaming Laws and federal statutes, regulations and orders regulating gaming.  The recipients of this opinion understand and acknowledge that notwithstanding (but without negating) the opinions expressed above, the parties to and the transactions contemplated by the Documents, and the suitability of the Transaction Parties to conduct gaming operations, remain subject to continuing review by gaming authorities, and the Transaction Parties are subject from time to time to administrative proceedings and investigations.  In particular, we do not express an opinion or imply that the gaming licenses and suitability of the Transaction Parties will continue, or that such matters will not be affected by facts and circumstances not known to us on the date hereof.

(2)                              You should be aware that the Louisiana Gaming Control Board retains broad discretion to require any person directly or indirectly involved with a gaming licensee such as the pertinent Transaction Parties, including without limitation a lender or holder of indebtedness of a gaming licensee, to apply for a license or finding of suitability and to be found suitable in order to remain the holder of a note.

E.                                     We express no opinion as to the application or effect of any state or federal securities, blue sky, zoning, land use, environmental, patent or other intellectual property or tax laws.  We have not been requested to review, and have not undertaken to review, federal or state banking laws or regulations.  We express no opinion with respect to any proposed transfer of the Documents, the requirements therefor, or the application of any federal or state laws applicable to the sale of any interest in any Documents.

F.                                      No opinion is to be implied herein or inferred herefrom as to (1) the financial ability of the Transaction Parties to meet their respective obligations under the Transaction Document, (2) the truthfulness or accuracy of any financial statements, reports, plans or documents or other facts furnished to you by the Transaction Parties in connection with the Transaction Document, (3) the truthfulness or accuracy of any statements of fact made by the Transaction Parties in the Transaction Document or any other documents described herein except to the extent that such matters are expressly addressed herein, or (4) whether any of the obligations, covenants or agreements contained in the Transaction Document in fact have been or will be fulfilled, completed or performed.  We have assumed that no facts exist that would make available the defenses of error, fraud or other vices of consent.

G.                                    Except as expressly covered in this opinion, we are not expressing any opinion as to the effect of compliance by the Trustee or any lender with any state or federal laws or regulations applicable to the transactions because of the nature of any of its respective businesses.

This opinion is limited to the laws of the State of Louisiana and the federal laws of the United States of America.  We express no opinion as to the laws of any other state or any foreign jurisdiction or any matters of municipal law.  Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

This opinion is rendered as of the date hereof, is intended solely for your benefit and may be relied upon only by you in connection with the transactions described herein.  This opinion may not be relied upon by you for any other purpose, and may not otherwise be used, circulated, quoted or relied upon without our prior written consent.  Notwithstanding the foregoing, copies of this Opinion may be provided to your accountants, attorneys and other professional advisors and to regulatory agencies having jurisdiction over you.  At your request, we hereby consent to reliance hereon by any future participants in or assigns of your interests in the Documents to the extent such participants or successors or assigns are expressly permitted by the Indenture, but we express no opinion with respect to any issue arising out of or related to (i) the identity or status of any such assignee, successor or participant or (ii) any subsequent transaction.  We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any Person other than its addressee.

Very truly yours,

/s/ PHELPS DUNBAR LLP

Phelps Dunbar LLP